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                                                                   EXHIBIT 99.1


ATLANTA, Sept. 17, 2001 - Delta Air Lines said today, in connection with the anticipated closing of its Enhanced Equipment Trust Certificates (EETC) financing in the amount of $1.25 billion, that it notes the announcement by Continental Airlines of an anticipated delayed payment on certain of Continental's EETC debt, and stated:

1. Delta has no material financial obligations coming due prior to December 2001.

2. Delta has no intention of delaying payment on any financial obligation.

3. Delta has a cash balance of $1.3 billion prior to the anticipated closing of the EETC. The closing of the EETC will increase the company's cash balance to $2.55 billion.

4. After the closing of the EETC financing, Delta estimates it has approximately $8.9 billion in unencumbered aircraft, of which more than $5 billion are Section 1110 eligible. These assets would be potentially available for sale and leaseback transactions and, subject to certain lender waiver requirements, for secured debt transactions.

5. On Sunday, Delta continued to restore its scheduled operations. For the day, Delta completed 82% of is normal daily schedule, operating 2,093 flights and carrying more than 140,000 customers. More than 70% of its flights operated on-time within 15 minutes.

                          FORWARD-LOOKING INFORMATION

                  Statements in this press release that are not purely historical facts, including statements about our estimates, expectations, beliefs, intentions or strategies for the future, may be "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations.

                  Factors that could cause these differences include, but are not limited to the effects of the attacks on the United States by terrorists on September 11, 2001. The effects of these tragic events could include a decreased demand for air travel due to fears regarding additional acts of terrorism; an increase in the price of jet fuel because of concerns regarding the possibility of hostilities in the Middle East; increased costs and reduced operations by airlines due to new security directives adopted by the Federal Aviation Administration; and the condition of the financial markets. These effects, depending on their scope and duration - which we cannot predict at this time - could have a material adverse impact on Delta's financial condition or results of operations.

                  Caution should be taken not to place undue reliance on our forward-looking statements, which are current only as of the date of this press release. More detailed information about other risks and uncertainties can be read in Delta's past and future Forms 10-K and 10-Q and certain Forms 8-K filed with the Securities and Exchange Commission.